Exhibit 10.48
***Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2

Tarcanta, Inc.
2110 Rutherford Road
Carlsbad, CA 92008
USA
CIMAB S.A.
Calle 206, No. 1926, e/19 y 21
Atabey, Playa
Cuidad de La Habana
Cuba
Attn. Norkis Arteaga Morales

October 6, 2006
EFG Vaccine License, Development, Manufacturing and Supply Agreement by and between Tarcanta, Inc., Tarcanta Ltd., (together, “Tarcanta”) and CIMAB S.A. dated July 13, 2004 (the “EGF Agreement”)
Dear Norkis:
This letter amends certain provisions of the EGF Agreement. Except as otherwise set forth herein, the EGF Agreement remains in full force and effect.
1.	Tarcanta, Inc. (acting through its parent company Micromet, Inc.) and CIMAB will prepare a partnering package for non-confidential disclosures and for confidential disclosures to be used in Tarcanta’s efforts to find a new partner, as set forth in paragraph 2 below. Nothing in this letter or in the use of the term “partner” amends the EGF Agreement so as to allow any party to enter relationships or agreements that are in violation of the EGF Agreement as in effect prior to the execution of this letter. No confidential disclosures will be made unless the receiving party has executed a confidentiality agreement substantially in the form attached hereto.
2.	Tarcanta, Inc. (acting through its parent company Micromet, Inc.) will take the lead in identifying potential partners and conducting discussions and negotiations regarding a potential agreement under which a new partner obtains the rights to develop and commercialize products pursuant the EGF Agreement. Tarcanta, Inc. will use commercially reasonable efforts to find a mutually acceptable new partner. The terms of any agreement with a new partner will not violate any of the requirements set forth in the EGF Agreement.
3.	CIMAB will support the aforesaid partnering efforts by reasonably making available its staff and staff from the Centro de Inmunologia Molecular for presentations to potential partners and for due diligence activities by potential partners, with each side bearing its own costs except for travel and lodging expenses for CIMAB and CIM staff for travel outside of Cuba, which costs will be born by Tarcanta.

4.	Tarcanta, Inc. and Tarcanta, Ltd. agree to pay the quarterly Access Fee payments $[***] currently due and any quarterly Access Fee payments that may become due in the future) in accordance with the terms of the EGF Agreement.
5.	Tarcanta, Inc. and Tarcanta, Ltd. agree to pay the third $[***] milestone payment set forth in Article 5.1.2 of the EGF Agreement, which Tarcanta acknowledges to be due and owing because of the transfer by CIMAB and acceptance by Tarcanta of the biological materials comprising the Transferred Assets no later than the earlier to occur of (1) the closing of a transaction in which a new partner obtains the rights to develop and commercialize the products pursuant to the EGF Agreement, and (2) June 12, 2007. The payment will include interest of [***]% per month from June 13, 2006.
6.	If one or more potential partners have been identified and negotiations on a term sheet or agreement are ongoing by December 31, 2006, the parties will attempt to complete such negotiations as soon as practicable and effect the transfer of the programs to the new partner subject to any approvals or consents required by the Office of Foreign Assets Control of the US Department of the Treasury. If no agreement with a new partner has been executed and no such negotiations are ongoing by December 31, 2006, the parties will discuss how best to transfer all data and information related to the research and clinical development programs, to the extent permitted under the license issued by the US Office for Foreign Assets Control or applicable law or regulation, back to CIMAB, and the EGF Agreement will terminate as of December 31, 2006, subject to the provisions of Articles 12.6, 12.7 and 12.8 of the EGF Agreement, and paragraphs 4 and 5 hereof, unless the parties agree in writing to extend the term of the EGF Agreement. Upon termination, Tarcanta Inc. agrees to use best efforts to instruct patent attorney (i) to transfer all patents and patent applications related to or embracing technology licensed under the EGF Agreement to CIMAB, and (ii) to promptly execute all documents, including assignment documents, to accomplish such transfer, to the extent permitted under the license issued by the US Office for Foreign Assets Control or applicable law or regulation.
7.	The parties acknowledge and agree that, provided Tarcanta Inc. and Tarcanta, Ltd. perform in accordance with paragraphs 4, 5 and 6 herein, the obligations of Tarcanta, Inc. and Tarcanta Ltd. to develop and market products under the EGF Agreement are replaced by the obligation to undertake the business development activities described in paragraphs 1 and 2 of this letter. Without limiting the generality of the foregoing, CIMAB, Tarcanta, Inc. and Tarcanta Ltd. will have no further obligations under Article 3 (except Sections 3.9 and 3.10), Article 4, and Section 9.1(d) of the EGF Agreement, and, provided that Tarcanta Inc. and Tarcanta, Ltd. are not in breach of paragraphs 4 and 5 herein, CIMAB will not have the right to terminate the EGF Agreement pursuant to Section 12.4 of the EGF Agreement, during the period of [***] from the execution of this letter, unless the parties agree in writing to extend the aforementioned period.
8.	The parties acknowledge and agree that provided Tarcanta, Inc. and Tarcanta Ltd. perform in accordance with Articles 4, and 5 herein, they will have no further obligations to make payments to CIMAB under the EGF Agreement except as set forth in paragraphs 4 and 5 herein, unless and until Tarcanta, Inc. and Tarcanta Ltd. have entered into a sublicense agreement as contemplated in Section 2.2 of the EGF Agreement, in which case Tarcanta, Inc. or Tarcanta Ltd. will make the applicable payments set forth in Article 5 of the EGF

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Agreement due in connection with the execution of such sublicense agreement and the development and commercialization of the products pursuant to the EGF Agreement by the applicable sublicensee. If neither a sublicense is entered, nor the EGF Agreement terminated, by June 13, 2007, the obligations to make payments set forth in Article 5 of the EGF Agreement will remain in effect.

9.	CIMAB S.A. hereby withdraws any allegations of breach of contract by Tarcanta, Inc. and Tarcanta Ltd., without prejudice to reassertion of same if Tarcanta fails to perform its obligations herein. Without limiting the generality of the foregoing, CIMAB acknowledges and agrees that by performing their obligations herein Tarcanta, Inc. and Tarcanta Ltd. will have cured any potential breaches of the EGF Agreement alleged in letters from CIMAB on January 13, 2006 and April 21, 2006, and that Tarcanta, Inc. and Tarcanta Ltd. are licensees in good standing and in full compliance with their obligations under the EGF Agreement. The previous is without prejudice to CIMAB’s ability and right to put Tarcanta Inc. and Tarcanta, Ltd. on notice of currently unknown or future breaches of the provisions herein or the EGF Agreement, or to seek redress thereof, with such disputes to be governed by Article 14 of the EGF Agreement.

10.	Tarcanta, Inc., and Tarcanta Ltd. specifically waive and withdraw any allegations of breach of the EGF Agreement by CIMAB that are known to Tarcanta, Inc., Tarcanta, Ltd. or any of their affiliates as of the date of this letter. The previous is without prejudice to their ability and right to put CIMAB on notice of currently unknown or future breaches of the provisions of this letter or the EGF Agreement, or to seek redress thereof, with such disputes to be governed by Article 14 of the EGF Agreement.
Please confirm your agreement with the above provisions by signing and returning an original copy of this letter to the undersigned.

Sincerely,
Tarcanta, Inc.	Tarcanta Ltd.

By: /s/ Christian Itin	By: /s/ Christian Itin
Name: Christian Itin, Ph.D.	Name: Christian Itin, Ph.D.
Title: President and CEO	Title: President and CEO
Acknowledged and agreed:
CIMAB S.A.
By: /s/ Norkis Arteaga
Name: Norkis Arteaga MSC.
Title: General Manager
Date: 24/10/2006

CONFIDENTIALITY AGREEMENT
This Confidentiality Agreement (the “Agreement”) is made effective as of ___, 2006 (the “Effective Date”), by and between [___] (“[Company Name]”), and Micromet, Inc., 2110 Rutherford Road, Carlsbad, CA 92008, USA (“Micromet”), and each of Micromet and [Company Name] hereafter individually referred to as “Party” or collectively as “Parties”).
RECITALS
     A. Micromet is interested in discussing a potential business relationship with [Company Name] with respect to SAI-EGF, SAI-TGF and related products.
     B. This Agreement is intended to allow the Parties to enter into such discussions while protecting such Confidential Information (including Confidential Information disclosed prior to the Effective Date) against unauthorized use or disclosure.
     In consideration of the foregoing premises, the mutual promises and covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
AGREEMENT
     1. Definitions. As used in this Agreement, the terms set forth below have the following meanings:
          a. “Confidential Information” shall mean all information, including, but not limited to, procedures, developments, results, data, conclusions, technologies, inventions and the like, related to SAI-EGF, SAI-TGF, SAI Her-1 and related products disclosed to [Company Name] and technologies, know-how, processes, manufacturing information and the like related to [Company Name] disclosed to Micromet, (a) in written form marked “confidential”, and (b) in oral or visual form if summarized in a writing marked “confidential” delivered to the Receiving Party within thirty (30) days after the oral or visual disclosure.
          b. “Disclosing Party” means the Party disclosing Confidential Information to the other Party.
          c. “Receiving Party” means the Party receiving Confidential Information from the other Party.
     2. Purpose. Any disclosure of Confidential Information by one Party to the other Party is made solely for the purpose of advancing the Parties’ discussions relating to their interest in entering into a business relationship for the evaluation, testing, development and commercialization of one or more of Micromet’s proprietary pharmaceutical products (the “Purpose”).

3. Confidentiality and Use Restrictions.
          a. The Receiving Party shall maintain the Confidential Information received from the Disclosing Party in confidence and shall not disclose such information to any third party. The Receiving Party shall use such Confidential Information solely for the Purpose, unless otherwise mutually agreed in writing. Upon request by the Disclosing Party, the Receiving Party shall return all such Confidential Information, including any documents, notes and other tangible materials comprising such Confidential Information and all copies thereof, except that one (1) copy of the written materials may be retained by the Receiving Party for purposes of verifying compliance with this Agreement.
          b. The Receiving Party shall confine the dissemination of Confidential Information received from the Disclosing Party only to those individuals within its organization, its affiliated organizations or its consultants who have a need to evaluate the information for the Purpose and who are bound to obligations of confidentiality and non-use at least as strict as those contained herein.
     4. Exceptions. The Receiving Party’s obligations hereunder shall not apply to any part of the Confidential Information received from the Disclosing Party which: (a) is or becomes part of the public domain or otherwise generally available to the public other than through breach of this Agreement by the Receiving Party, or by any person or entity bound by the Agreement by virtue of paragraph 3b herein, or otherwise; (b) is received by the Receiving Party in good faith without disclosure or use restrictions from any third party; (c) is known to the Receiving Party prior to the disclosure by the Disclosing Party, as evidenced by contemporaneous written record; or (d) is independently developed by the Receiving Party with personnel who did not have knowledge of or access to Confidential Information received from the Disclosing Party, as evidenced by contemporaneous written record.
     5. Authorized Disclosure. Notwithstanding the terms set forth in Section 3, the Receiving Party may disclose Confidential Information received from the Disclosing Party to the extent that such disclosure is made in response to a valid order of a court of competent jurisdiction or other governmental or regulatory body of competent jurisdiction; provided, however, that the Receiving Party shall as soon as practicable give notice to the Disclosing Party and if practicable give the Disclosing Party a reasonable opportunity to quash such order and to obtain a protective order requiring that such Confidential Information and documents that are the subject of such order be held in confidence by such court or governmental or regulatory body or, if disclosed, be used only for the purposes for which the order was issued; and provided, further, that if a disclosure order is not quashed or a protective order is not obtained, such Confidential Information disclosed in response to such court or governmental order will be limited to information that is legally required to be disclosed in response to such court or governmental order.
     6. Right to Disclose. Micromet represents and warrants that the Confidential Information disclosed by it to the Receiving Party is the property of Micromet, Tarcanta, Inc. or Tarcanta, Ltd, or of third-parties that have authorized Micromet to disclose same pursuant to this Agreement, and that the disclosure thereof to the Receiving Party does not violate the rights of any third party. The other Party to this Agreement represents and warrants that the Confidential Information disclosed to the Receiving Party is the property of the other Party to this Agreement and that the disclosure thereof to the Receiving Party does not violate the rights of any third party. Nothing in this Agreement shall be construed as a license or grant of any patent or other rights in or to such Confidential Information by the Disclosing Party to the Receiving Party.

     7. Term. This Agreement and the Receiving Party’s obligations herein shall remain in effect for a period of [***] from the Effective Date.
     8. Assignment. This Agreement may not be assigned or transferred without the prior written consent of both Parties, which consent shall not be unreasonably withheld; provided, however, that either Party may assign this Agreement to any person or entity which acquires all or substantially all of its business or assets (or of the business division or product line of such party to which the Confidential Information and/or Purpose primarily relates).
     9. Entire Agreement; Modification. This Agreement is the entire agreement between the Parties with respect to the subject matter hereof. This Agreement may not be amended, modified or released except by a written instrument signed by an authorized representative of each Party.
     10. Dispute Resolution and Governing Law. This Agreement shall be governed by and shall be construed in accordance with the laws of England without reference to its conflict of laws provisions. The Parties agree that they shall in good faith work towards implementation of this Agreement and any dispute arising out of or in relation to this Agreement shall be first attempted to be resolved amicably by mutual negotiations, failing which such dispute shall be referred to Arbitration to be conducted in accordance with the International Chamber of Commerce Rules of Arbitration then in effect. The arbitration shall be held in London, United Kingdom and shall be conducted in English by one arbitrator, appointed by both the Parties in accordance with said Rules. The decision of such arbitrator shall be final, binding and conclusive on the Parties, and judgment thereon may be entered in any court having jurisdiction over the Parties and the subject matter hereof.
     11. In addition to being for the benefit of parties to this Agreement, it is agreed that the Agreement is for the benefit of third-parties which have authorized Micromet to make disclosure of their Confidential Information pursuant to this Agreement.
     12. IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives.

[COMPANY NAME]	MICROMET, INC.

By:	By:
Name:		Jens Hennecke, Ph.D.
Title:		VP Business Development

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 10.48

Tarcanta, Inc.
2110 Rutherford Road
Carlsbad, CA 92008
USA
CIMAB S.A.
Calle 206, No. 1926, e/19 y 21
Atabey, Playa
Cuidad de La Habana
Cuba
Attn. Norkis Arteaga Morales
December 20, 2006
EGF Vaccine License, Development, Manufacturing and Supply Agreement by and between Tarcanta, Inc., Tarcanta Ltd., (together, “Tarcanta”), and CIMAB S.A. dated July 13, 2004 (the “EGF Agreement”)
TGF-a / HER-1 Vaccine License, Development, Manufacturing and Supply Agreement by and between Tarcanta, Inc., Tarcanta Ltd., (together, “Tarcanta”), CIMAB S.A. (“CIMAB”), YM Biosciences, Inc. and CIMYM, Inc. dated July 13, 2004 (the “TGF /HER-1 Agreement”)
Dear Norkis:
Per our email correspondence, we are currently in discussions with two potential partners who have an interest in obtaining rights to the above referenced vaccine programs. In order to enable us to complete the discussions, we kindly request that you confirm your agreement with amending the letter agreements dated October 6, 2006, by replacing “December 31, 2006” wherever such date appears in Section 6 and Section 4, respectively, with “February 28, 2007.”
Please confirm your agreement by signing and returning an original copy of this letter to the undersigned.

Sincerely,
Tarcanta, Inc.		Tarcanta Ltd.

By:	/s/ Christian Itin	By:	/s/ Christian Itin
Name: Christian Itin, Ph.D.		Name: Christian Itin, Ph.D.
Title: President and CEO		Title: President and CEO

Acknowledged and agreed:

CIMAB S.A.

By:	/s/ Noakis Arteaga
Name: Noakis Arteaga, MSC
Title: General Manager
Date: January 11th, 2006